EXHIBIT 2.5

TERMINATION OF AGREEMENT

Reference is made to the Reorganization Agreement (the "Agreement") last amended on January 2, 2020, by, between and among  JAGUARING COMPANY d/b/a CANNAVOLVE HOLDINGS, a Washington corporation ("CANNAVOLVE"); the CANNAVOLVE shareholders listed in the CANNAVOLVE CAP TABLE, which will be provided by CANNAVOLVE before or upon the signing of this Agreement, who are all of the shareholders of CANNAVOLVE Class A and Class B common stock ( the “HOLDERS”); and INTELLIGENT BUYING, INC., a California corporation listed on the OTC Markets “Pink Sheets” (“INTB” or the "Company").

R E C I T A L S:

WHEREAS:

The respective Boards of Directors of CANNAVOLVE and INTB have determined that the Parties should enter into a different understanding and agreement regarding the acquisition of CANNAVOLVE by INTB, and therefore intend to terminate the Agreement;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in the Agreement and in this Termination Agreement, the parties agree as follows:

1.

In accordance with Section 5(a) of the Agreement, the Agreement is hereby terminated by written mutual consent of CANNAVOLVE and INTB.

2.

In accordance with Section 5.02 of the Agreement, the Agreement has  become void and have no effect, without any liability or obligation on the part of CANNAVOLVE, INTB or the HOLDERS; provided that nothing contained in this Termination shall relieve any party for any breach of the representations, warranties, covenants or agreements set forth in the Agreement.

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Agreement as of the date first above written.

JAGUARING COMPANY, d/b/a CANNAVOLVE

By: ________________________

INTELLIGENT BUYING, INC.

By: Philip Romanzi, CEO